Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Beckman Coulter, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-100904 and 333-145422) on Form S-3 and (Nos. 333-24851, 333-37429, 33-31573, 33-41519, 33-51506, 33-66990, 33-66988, 333-69291, 333-59099, 333-69249, 333-69251, 333-72896 and 333-72892) on Form S-8 of Beckman Coulter, Inc. of our reports dated February 28, 2008, with respect to the consolidated balance sheets of Beckman Coulter, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of earnings, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2007, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007, annual report on Form 10-K of Beckman Coulter, Inc.

Our report on the consolidated financial statements refers to changes in the Company’s method of accounting for share-based compensation, defined benefit pension and other postretirement plans and to a change in the method of quantifying errors in 2006.

/s/ KPMG LLP

Costa Mesa, California
February 28, 2008